EXHIBIT 99.6

CONSENT OF BEAR, STEARNS & CO. INC.

We hereby consent to the inclusion of our opinion letter, dated July 23, 2006, to the Board of Directors of Newkirk, as Annex E to the Joint Proxy Statement/Prospectus which forms a part of the Registration Statement on Form S-4 relating to the proposed merger of Lexington and Newkirk and to the references to us and our opinion letter in that document under the captions "Summary—Opinions of Financial Advisors—Opinion of Newkirk’s Financial Advisor," "The Merger—Background of the Merger," "The Merger—Recommendations of Newkirk’s Board of Trustees and Newkirk’s Reasons for the Merger—Benefits of the Merger—Opinion of Financial Advisor," and "The Merger—Opinion of Newkirk’s Financial Advisor, Bear Stearns.” Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), Joint Proxy Statement/Prospectus or any other document, except in accordance with our prior written consent. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations issued by the Securities and Exchange Commission thereunder (the "Securities Act"), nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "expert" as used in the Securities Act.

BEAR, STEARNS & CO. INC.
Date: September 11, 2006	By:	/s/ Charles S. Edelman
	Name:	Charles S. Edelman
	Title:	Senior Managing Director